Exhibit 99.1

Radian Announces First Quarter 2018 Financial Results

-- GAAP net income increases 50% year-over-year to $114.5 million; diluted net income per share grows 53% year-over-year to $0.52 --

-- Adjusted diluted net operating income per share increases 60% year-over-year to $0.59 --

-- New MI business written increases 16% and MI in force increases 10% year-over-year --

-- Book value per share grows 4% and tangible book value per share grows 13% year-over-year --

-- Company purchases shares of its common stock under most recent share repurchase program --

PHILADELPHIA--(BUSINESS WIRE)--April 26, 2018--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended March 31, 2018, of $114.5 million, or $0.52 per diluted share. This compares to net income for the quarter ended March 31, 2017, of $76.5 million, or $0.34 per diluted share.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017	Percent Change
Net income (1)	$114.5	$76.5	50%
Diluted net income per share	$0.52	$0.34	53%
Consolidated pretax income	$142.4	$114.7	24%
Adjusted pretax operating income (2)	$164.1	$125.3	31%
Adjusted diluted net operating income per share(2) (3)	$0.59	$0.37	60%
Net premiums earned - insurance	$242.6	$221.8	9%
MI New Insurance Written (NIW)	$11,664	$10,055	16%
MI primary insurance in force	$204,025	$185,859	10%
Book value per share	$14.16	$13.58	4%
Tangible book value per share (2)	$13.88	$12.31	13%
Return on Equity (4)	15.1%	10.6%	42%
Adjusted Net Operating Return on Equity (2)	17.1%	11.2%	53%

(1)

Net income for the first quarter of 2018 includes a pretax net loss on investments and other financial instruments of $18.9 million and $0.6 million of pretax restructuring and other exit costs related to the Mortgage and Real Estate Services segment.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, tangible book value per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rates of 21 percent in 2018 and 35 percent in 2017.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended March 31, 2018, was $164.1 million, compared to $125.3 million for the quarter ended March 31, 2017. Adjusted diluted net operating income per share for the quarter ended March 31, 2018, was $0.59, an increase of 60 percent compared to $0.37 for the quarter ended March 31, 2017.

Book value per share at March 31, 2018, was $14.16, an increase of 2% compared to $13.90 at December 31, 2017, and an increase of 4% compared to $13.58 at March 31, 2017. Tangible book value per share at March 31, 2018, was $13.88, an increase of 2% compared to $13.60 at December 31, 2017, and an increase of 13% compared to $12.31 at March 31, 2017.

“I am pleased to report Radian's excellent financial results for the first quarter, with a 17% adjusted net operating ROE, representing a 53% increase year-over-year. During the same period, we also increased net income by 50%, adjusted diluted net operating income per share by 60%, and tangible book value per share by 13%. And we continued to grow our insurance in force portfolio, which is the primary driver of future earnings for Radian,” said Radian’s Chief Executive Officer Rick Thornberry. “These results represent the success of our business strategy, the strength of our customer relationships, our financial strength and flexibility, the value of our high-quality insurance portfolio, and the performance of our outstanding team. I am confident that we are well positioned for 2018 and beyond.”

FIRST QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  MI new insurance written (NIW) was $11.7 billion for the quarter, a decrease of 19 percent compared to $14.4 billion in the fourth quarter of 2017 and an increase of 16 percent compared to $10.1 billion in the prior-year quarter.
    Of the $11.7 billion in NIW in the first quarter of 2018, 21 percent was written with single premiums, consisting of 16 percent lender-paid and 5 percent borrower-paid. After consideration of the 65 percent ceded under the company's 2018 Single Premium Quota Share Reinsurance Transaction, total net single premiums were 7 percent of new business written in the first quarter of 2018.
    Purchase originations accounted for 89 percent of total NIW in the first quarter of 2018, compared to 88 percent in the fourth quarter of 2017, and 84 percent a year ago.
  Total primary mortgage insurance in force as of March 31, 2018, grew to $204.0 billion, an increase of 2 percent compared to $200.7 billion as of December 31, 2017, and an increase of 10 percent compared to $185.9 billion as of March 31, 2017.
    The composition of Radian’s mortgage insurance portfolio continues to improve, with 92 percent consisting of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 81.0 percent as of March 31, 2018, compared to 81.1 percent as of December 31, 2017, and 77.1 percent as of March 31, 2017.
    Annualized persistency for the three months ended March 31, 2018, was 84.3 percent, compared to 79.4 percent for the three months ended December 31, 2017, and 84.4 percent for the three months ended March 31, 2017.
  Total net premiums earned were $242.6 million for the quarter ended March 31, 2018, compared to $245.2 million for the quarter ended December 31, 2017, and $221.8 million for the quarter ended March 31, 2017.
    Mortgage insurance in force premium yield was 48.7 basis points in the first quarter of 2018, an increase compared to 48.1 basis points in the fourth quarter of 2017, and a slight decrease compared to 48.9 in the first quarter of 2017.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 47.9 basis points in the first quarter of 2018, compared to 49.4 basis points in the fourth quarter of 2017, and 48.0 basis points in the first quarter of 2017.
    Additional details regarding notable variable items impacting premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $37.4 million in the first quarter of 2018, compared to $35.3 million in the fourth quarter of 2017, and $47.2 million in the prior-year quarter.
    The total number of primary delinquent loans was 24,597 as of March 31, 2018, a decrease of 12 percent compared to 27,922 as of December 31, 2017 and a decrease of 5 percent compared to 25,793 as of March 31, 2017.
      The total number of primary delinquent loans included 5,780 from hurricane-affected areas as of March 31, 2018, compared to 7,051 as of December 31, 2017 and 2,964 as of March 31, 2017. The company believes that these hurricane-related delinquencies have reached their peak and, based on past experience, continues to expect that these delinquencies will not result in a material number of new paid claims.
      Excluding the impact from hurricane-affected areas, the total number of primary delinquent loans of 18,817 decreased by 18 percent from 22,829 as of March 31, 2017.
      Excluding, in each case, the new notices of default from hurricane-affected areas, the total number of primary new notices of default decreased by 11 percent in the first quarter of 2018 from the fourth quarter of 2017, and decreased by 3 percent from the first quarter of 2017.
    The primary mortgage insurance delinquency rate decreased to 2.5 percent in the first quarter of 2018, compared to 2.9 percent in the fourth quarter of 2017, and 2.8 percent in the first quarter of 2017.
    The loss ratio in the first quarter of 2018 was 15.4 percent, compared to 14.4 percent in the fourth quarter of 2017, and 21.3 percent in the first quarter of 2017.
    Mortgage insurance loss reserves were $485.2 million as of March 31, 2018, compared to $507.6 million as of December 31, 2017, and $726.2 million as of March 31, 2017.
  Total mortgage insurance claims paid were $59.9 million in the first quarter of 2018, compared to $85.5 million in the fourth quarter of 2017, and $82.1 million in the first quarter of 2017. In addition, the company’s pending claim inventory declined 48 percent from March 31, 2017.

Mortgage and Real Estate Services

  Total revenues for the first quarter of 2018 were $34.2 million, compared to $40.7 million for the fourth quarter of 2017, and $40.1 million for the first quarter of 2017.
  The adjusted pretax operating loss before corporate allocations for the quarter ended March 31, 2018, was $0.4 million, compared to income of $2.9 million for the quarter ended December 31, 2017, and a loss of $1.2 million for the quarter ended March 31, 2017.
  Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended March 31, 2018, was $0.5 million, compared to income of $3.8 million for the quarter ended December 31, 2017, and a loss of $0.3 million for the quarter ended March 31, 2017. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits E, F and G.
  During the first quarter, Radian acquired Entitle Direct Group, Inc., a national title insurance and settlement services company. While the financial terms of the transaction were immaterial to Radian, the acquisition is consistent with the company's growth and diversification strategy, as well as its focus on the core product offerings of its Services business. The combination of Entitle Direct's 40-state title insurance licenses and ValuAmerica, Radian's existing title agency, expands the company's geographic reach for title services and positions Radian to provide its customers across the country with title insurance and settlement services.
  In order to reposition its Services business to achieve sustained profitability, in 2017 Radian committed to a restructuring plan and incurred related pretax charges of $17.3 million. During the first quarter of 2018, pretax charges of $0.6 million were incurred, and additional charges related to the restructuring of approximately $3.1 million are expected to be incurred under this plan and to be recognized by December 31, 2018.

Consolidated Expenses and Operating Leverage

Other operating expenses were $63.2 million in the first quarter of 2018, compared to $66.0 million in the fourth quarter of 2017, and $68.4 million in the first quarter of 2017.

While other operating expenses in the first quarter of 2018 declined 8 percent year over year, revenue grew modestly over the same period, primarily driven by a 9 percent increase in net premiums earned. These results are consistent with Radian's long-term strategic objective of increasing operating leverage through accretive revenue growth and disciplined expense management.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintained approximately $200 million of available liquidity as of March 31, 2018. Total liquidity, which includes the company’s $225 million unsecured revolving credit facility entered into in October 2017, was approximately $425 million as of March 31, 2018. The company remains focused on improving its capital position, enhancing its return on capital, and increasing its financial flexibility, as well as positioning Radian Group for a return to investment grade ratings.

  During the first quarter, Radian repurchased 531,013 shares, or approximately $10 million, of Radian Group common stock. In April, the company purchased an additional 924,720 shares, or approximately $15 million, of Radian Group common stock. Under the current share repurchase authorization, which expires on July 31, 2018, the company maintains the flexibility to repurchase shares opportunistically from time to time, up to an additional $25 million, subject to its 10b5-1 plan and based on market and business conditions, stock price and other factors.
  In April 2018, Radian was notified that the Joint Committee on Taxation had no objection to the terms of the company's previously disclosed proposed settlement with the IRS, which we now expect to occur within the next several months.  While the expected impact of the final settlement will reduce Radian's available holding company liquidity by approximately $35 million, the company expects to recognize in the second quarter a net positive impact to tax expense, net income and book value of approximately $0.14 per share.  This estimated benefit is primarily related to the lower than expected interest accrued on the tax deficiency and the impact of the remeasurement of the company's deferred taxes, due to the enactment of tax reform during the fourth quarter of 2017.  This amount does not include any potential related benefit from the impact on state income taxes, which has not yet been determined.
  As previously announced, Radian Guaranty received the proposed changes to the Private Mortgage Insurer Eligibility Requirements (PMIERs). Based on this information, which has been subject to comment by the private mortgage insurance industry, Radian expects to be able to fully comply with the proposed PMIERs and to maintain an excess of Available Assets over Minimum Required Assets under the PMIERs as of the expected effective date in late 2018, without a need to take further actions to do so. The company’s expectation is not dependent upon the existing surplus note and is based on its projections for positive operating results in 2018, its strong capital position and the benefits of its reinsurance programs.

CONFERENCE CALL

Radian will discuss first quarter financial results in a conference call today, Thursday, April 26, 2018, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.398.9389 inside the U.S., or 612.332.0718 for international callers, using passcode 447268 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 447268.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors > Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss). Adjusted pretax operating income adjusts GAAP pretax income (loss) to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of business lines. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services adjusted EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance helps protect lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Entitle Direct, Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)
For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income (Loss) Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance and Restructuring and Other Exit Costs
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
QSR Transactions, Captives and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2018	2017
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Revenues:
Net premiums earned - insurance	$242,550	$245,175	$236,702	$229,096	$221,800
Services revenue	33,164	39,703	39,571	37,802	38,027
Net investment income	33,956	33,605	32,540	30,071	31,032
Net gains (losses) on investments and other financial instruments	(18,887)	(1,339)	2,480	5,331	(2,851)
Other income	807	768	760	612	746
Total revenues	291,590	317,912	312,053	302,912	288,754

Expenses:
Provision for losses	37,283	35,178	35,841	17,222	46,913
Policy acquisition costs	7,117	5,871	5,554	6,123	6,729
Cost of services	23,126	23,349	27,240	25,635	28,375
Other operating expenses	63,243	65,999	64,195	68,750	68,377
Restructuring and other exit costs	551	5,230	12,038	—	—
Interest expense	15,080	14,929	15,715	16,179	15,938
Loss on induced conversion and debt extinguishment	—	—	45,766	1,247	4,456
Impairment of goodwill	—	—	—	184,374	—
Amortization and impairment of other intangible assets	2,748	2,629	2,890	18,856	3,296
Total expenses	149,148	153,185	209,239	338,386	174,084

Pretax income (loss)	142,442	164,727	102,814	(35,474)	114,670
Income tax provision (benefit)	27,956	157,911	37,672	(8,132)	38,198
Net income (loss)	$114,486	$6,816	$65,142	$(27,342)	$76,472

Diluted net income (loss) per share	$0.52	$0.03	$0.30	$(0.13)	$0.34

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	15.4%	14.4%	15.2%	7.7%	21.3%
Expense ratio (1)	23.7%	23.0%	22.9%	26.2%	27.1%

(1) Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	2018	2017
(In thousands, except per-share amounts)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Net income (loss)—basic	$114,486	$6,816	$65,142	$(27,342)	$76,472
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	—	—	—	—	(215)
Net income (loss)—diluted	$114,486	$6,816	$65,142	$(27,342)	$76,257

Average common shares outstanding—basic	215,967	215,623	215,279	215,152	214,925
Dilutive effect of Convertible Senior Notes due 2017 (2)	—	9	16	—	701
Dilutive effect of Convertible Senior Notes due 2019	—	—	—	—	1,854
Dilutive effect of stock-based compensation arrangements (2)	3,916	4,618	4,096	—	4,017
Adjusted average common shares outstanding—diluted	219,883	220,250	219,391	215,152	221,497

Basic net income (loss) per share	$0.53	$0.03	$0.30	$(0.13)	$0.36

Diluted net income (loss) per share	$0.52	$0.03	$0.30	$(0.13)	$0.34

(1)

As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion. Included in the three months ended March 31, 2017 is a benefit related to our adjustment of estimated accrued expense to actual amounts, as a result of the January 2017 settlement of our obligations on the remaining Convertible Senior Notes due 2019.

(2)

There are no Convertible Senior Notes outstanding at December 31, 2017, or in subsequent periods. There were no dilutive shares for the three months ended June 30, 2017, as a result of our net loss for the period. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements and our convertible debt were not included in the calculation of diluted net income (loss) per share because they were anti-dilutive:

	2018	2017
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Shares of common stock equivalents	170	170	676	5,975	445
Shares of Convertible Senior Notes due 2017	—	—	—	509	—

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	March 31,			December 31,		September 30,		June 30,		March 31,
(In thousands, except per-share data)	2018			2017		2017		2017		2017

Assets:
Investments	$4,668,217			$4,643,942		$4,546,664		$4,583,842		$4,437,716
Cash	122,481			80,569		61,917		56,918		73,701
Restricted cash	7,623			15,675		36,888		25,486		12,689
Accounts and notes receivable	80,068			72,558		97,020		78,540		73,794
Deferred income taxes, net	253,381			229,567		356,181		389,759		369,209
Goodwill and other intangible assets, net	61,465			64,212		66,967		69,857		273,068
Prepaid reinsurance premium	390,241			386,509		239,620		235,349		230,148
Other assets	426,773			407,849		439,016		377,355		357,435
Total assets	$6,010,249			$5,900,881		$5,844,273		$5,817,106		$5,827,760

Liabilities and stockholders’ equity:
Unearned premiums	$723,100			$723,938		$717,589		$702,210		$684,797
Reserve for losses and loss adjustment expense	488,656			507,588		556,488		651,591		726,169
Senior notes	1,027,875			1,027,074		1,026,806		989,010		1,008,777
Reinsurance funds withheld	305,409			288,398		194,353		180,991		167,427
Other liabilities	412,793			353,845		360,835		379,144		319,282
Total liabilities	2,957,833			2,900,843		2,856,071		2,902,946		2,906,452

Equity component of currently redeemable convertible senior notes	—			—		—		16		883

Common stock	233			233		233		233		233
Treasury stock	(894,191)			(893,888)		(893,754)		(893,531)		(893,372)
Additional paid-in capital	2,748,233			2,754,275		2,747,393		2,743,872		2,743,594
Retained earnings	1,229,616			1,116,333		1,110,057		1,045,453		1,073,333
Accumulated other comprehensive income (loss)	(31,475)			23,085		24,273		18,117		(3,363)
Total stockholders’ equity	3,052,416			3,000,038		2,988,202		2,914,144		2,920,425
Total liabilities and stockholders’ equity	$6,010,249			$5,900,881		$5,844,273		$5,817,106		$5,827,760

Shares outstanding	215,543			215,814		215,299		215,175		215,091

Book value per share	$14.16			$13.90		$13.88		$13.54		$13.58

Tangible book value per share (See Exhibit G)	$13.88			$13.60		$13.57		$13.22		$12.31

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	12.6	:1	(1)	12.8	:1	14.4	:1	14.3	:1	14.3	:1
Risk to capital ratio-Mortgage Insurance combined	11.9	:1	(1)	12.1	:1	13.4	:1	13.4	:1	13.4	:1

(1) Preliminary.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance and Restructuring and Other Exit Costs
Exhibit D

	2018	2017
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Premiums earned - insurance:
Direct	$258,743	$260,184	$250,541	$243,229	$236,062
Assumed	6	7	7	7	7
Ceded	(16,199)	(15,016)	(13,846)	(14,140)	(14,269)
Net premiums earned - insurance	$242,550	$245,175	$236,702	$229,096	$221,800

Notable variable items: (1)
Single Premium Policy cancellations, direct	$12,335	$21,172	$15,415	$13,346	$10,415
Single Premium Policy cancellations, ceded (2)	(3,301)	(3,934)	(3,075)	(2,622)	(2,103)
Single Premium Policy cancellations, net	$9,034	$17,238	$12,340	$10,724	$8,312

Profit commission - other (3)	$7,405	$4,272	$4,876	$4,521	$4,200

Restructuring and other exit costs: (4)
Employee severance, related benefits and other exit costs (5)	$525	$1,365	$5,463	$—	$—
Impairment of other long-lived assets and loss from the sale of a business line (6)	26	3,865	6,575	—	—
Total restructuring and other exit costs	$551	$5,230	$12,038	$—	$—

(1)	These amounts are included in net premiums earned - insurance.
(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission on the Single Premium QSR Transactions, excluding impact of Single Premium Policy cancellations.
(4)	Represents the charges associated with our plan to restructure the Services business.
(5)	Employee severance, related benefits and other exit costs are components of adjusted pretax operating income.
(6)

Impairment of other long-lived assets and loss from the sale of a business line are not components of adjusted pretax operating income. The amount for the three months ended December 31, 2017 primarily relates to the loss on the sale of our EuroRisk business, which was completed during the fourth quarter of 2017. The amounts for the three months ended March 31, 2018 and September 30, 2017 relate to the impairment of other long-lived assets. See Exhibit F for additional information on our non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2018	2017
(In thousands)	Qtr 1	Qtr 4		Qtr 3	Qtr 2	Qtr 1
Net premiums written - insurance	$237,980	$104,635	(1)	$247,810	$241,307	$224,665
(Increase) decrease in unearned premiums	4,570	140,540		(11,108)	(12,211)	(2,865)
Net premiums earned - insurance	242,550	245,175		236,702	229,096	221,800
Net investment income	33,956	33,605		32,540	30,071	31,032
Other income	807	768		760	612	746
Total	277,313	279,548		270,002	259,779	253,578

Provision for losses	37,391	35,257		35,980	17,714	47,232
Policy acquisition costs	7,117	5,871		5,554	6,123	6,729
Other operating expenses before corporate allocations	31,888	36,806		36,941	37,939	39,289
Total (2)	76,396	77,934		78,475	61,776	93,250
Adjusted pretax operating income before corporate allocations	200,917	201,614		191,527	198,003	160,328
Allocation of corporate operating expenses	18,577	13,624		11,737	15,894	14,186
Allocation of interest expense	10,629	10,477		11,282	11,748	11,509
Adjusted pretax operating income	$171,711	$177,513		$168,508	$170,361	$134,633

	Services
	2018	2017
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Services revenue (2)	$34,166	$40,707	$41,062	$39,975	$40,089

Cost of services	23,270	23,616	27,544	25,962	28,690
Other operating expenses before corporate allocations	10,744	12,781	12,781	12,803	12,604
Restructuring and other exit costs (3)	525	1,365	5,463	—	—
Total	34,539	37,762	45,788	38,765	41,294
Adjusted pretax operating income (loss) before corporate allocations (4)	(373)	2,945	(4,726)	1,210	(1,205)
Allocation of corporate operating expenses	2,784	3,467	3,730	3,404	3,718
Allocation of interest expense	4,451	4,452	4,433	4,431	4,429
Adjusted pretax operating income (loss)	$(7,608)	$(4,974)	$(12,889)	$(6,625)	$(9,352)

(1)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $145.7 million in net premiums written for the fourth quarter of 2017.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

Notes continued from prior page.

(2) Inter-segment information:
	2018	2017
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Inter-segment expense included in Mortgage Insurance segment	$1,002	$1,004	$1,491	$2,173	$2,062
Inter-segment revenue included in Services segment	1,002	1,004	1,491	2,173	2,062
(3)

Primarily includes employee severance and related benefit costs. Does not include impairment of long-lived assets and loss from the sale of a business line, which are not considered components of adjusted pretax operating income (loss).

(4)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):
	2018	2017
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss) before corporate allocations	$(373)	$2,945	$(4,726)	$1,210	$(1,205)
Depreciation and amortization	867	893	1,172	835	858
Services adjusted EBITDA	$494	$3,838	$(3,554)	$2,045	$(347)

Selected balance sheet information for our segments, as of the periods indicated, is as follows:

	At March 31, 2018
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,843,685	$166,564	$6,010,249

	At December 31, 2017
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,733,918	$166,963	$5,900,881

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and "adjusted net operating return on equity," non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and "adjusted net operating return on equity" are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian's chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of lines of business. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

(4)

Amortization or impairment of goodwill and other intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings and losses from the sale of lines of business. The recognition of net impairment losses on investments and the impairment of other long-lived assets does not result in a cash payment and can vary significantly in both amount and frequency, depending on market credit cycles and other factors. Losses from the sale of lines of business are highly discretionary as a result of strategic restructuring decisions, and generally do not occur in the normal course of our business. We do not view these losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services adjusted EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income (loss), to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share and Services adjusted EBITDA should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 4)

Reconciliation of Consolidated Pretax Income (Loss) to Adjusted Pretax Operating Income

	2018	2017
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2		Qtr 1
Consolidated pretax income (loss)	$142,442	$164,727	$102,814	$(35,474)		$114,670
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(18,887)	(1,339)	2,480	5,331		(2,851)
Loss on induced conversion and debt extinguishment	—	—	(45,766)	(1,247)		(4,456)
Acquisition-related expenses (1)	—	21	(54)	(64)		(8)
Impairment of goodwill	—	—	—	(184,374)		—
Amortization and impairment of other intangible assets	(2,748)	(2,629)	(2,890)	(18,856)		(3,296)
Impairment of other long-lived assets and loss from the sale of a business line (2)	(26)	(3,865)	(6,575)	—	—	—
Total adjusted pretax operating income (3)	$164,103	$172,539	$155,619	$163,736		$125,281

(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)	This item is included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each segment as follows:

	2018	2017
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Adjusted pretax operating income (loss):
Mortgage Insurance	$171,711	$177,513	$168,508	$170,361	$134,633
Services	(7,608)	(4,974)	(12,889)	(6,625)	(9,352)
Total adjusted pretax operating income	$164,103	$172,539	$155,619	$163,736	$125,281

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 4)

Reconciliation of Diluted Net Income (Loss) Per Share to Adjusted Diluted Net Operating Income Per Share

	2018	2017
	Qtr 1	Qtr 4		Qtr 3	Qtr 2	Qtr 1
Diluted net income (loss) per share	$0.52	$0.03		$0.30	$(0.13)	$0.34

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.09)	(0.01)		0.01	0.02	(0.01)
Loss on induced conversion and debt extinguishment	—	—		(0.14)	(0.01)	(0.01)
Acquisition-related expenses	—	—		—	—	—
Impairment of goodwill	—	—		—	(0.86)	—
Amortization and impairment of other intangible assets	(0.01)	(0.01)		(0.01)	(0.09)	(0.01)
Impairment of other long-lived assets and loss from the sale of a business line	—	(0.02)		(0.03)	—	—
Income tax provision (benefit) on reconciling income (expense) items (1)	(0.02)	(0.01)		(0.01)	(0.32)	(0.01)
Difference between statutory and effective tax rate	0.01	(0.45)	(2)	—	—	(0.01)
Per-share impact of reconciling income (expense) items	(0.07)	(0.48)		(0.16)	(0.62)	(0.03)
Add per-share impact of share dilution	—	—		—	(0.01)	—
Adjusted diluted net operating income per share (1)	$0.59	$0.51		$0.46	$0.48	$0.37

(1)

Calculated using the company's federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

(2)	Includes $0.47 in additional tax expense related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 4)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2018	2017
	Qtr 1	Qtr 1
Return on equity (1)	15.1%	10.6%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(2.5)	(0.4)
Loss on induced conversion and debt extinguishment	—	(0.6)
Amortization and impairment of other intangible assets	(0.4)	(0.5)
Income tax provision (benefit) on reconciling income (expense) items (3)	(0.6)	(0.5)
Difference between statutory and effective tax rate	0.3	0.4
Impact of reconciling income (expense) items	(2.0)	(0.6)
Adjusted net operating return on equity	17.1%	11.2%

(1)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders' equity.
(3)

Calculated using the company's federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2018	2017
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Book value per share	$14.16	$13.90	$13.88	$13.54	$13.58
Less: Goodwill and other intangible assets, net per share	0.28	0.30	0.31	0.32	1.27
Tangible book value per share	$13.88	$13.60	$13.57	$13.22	$12.31

(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 4 of 4)

Reconciliation of Net Income (Loss) to Services Adjusted EBITDA

	2018	2017
(In thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net income (loss)	$114,486	$6,816	$65,142	$(27,342)	$76,472
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(18,887)	(1,339)	2,480	5,331	(2,851)
Loss on induced conversion and debt extinguishment	—	—	(45,766)	(1,247)	(4,456)
Acquisition-related expenses	—	21	(54)	(64)	(8)
Impairment of goodwill	—	—	—	(184,374)	—
Amortization and impairment of other intangible assets	(2,748)	(2,629)	(2,890)	(18,856)	(3,296)
Impairment of other long-lived assets and loss from the sale of a business line	(26)	(3,865)	(6,575)	—	—
Income tax provision (benefit)	27,956	157,911	37,672	(8,132)	38,198
Mortgage Insurance adjusted pretax operating income	171,711	177,513	168,508	170,361	134,633
Services adjusted pretax operating income (loss)	(7,608)	(4,974)	(12,889)	(6,625)	(9,352)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(2,784)	(3,467)	(3,730)	(3,404)	(3,718)
Allocation of corporate interest expense to Services	(4,451)	(4,452)	(4,433)	(4,431)	(4,429)
Services depreciation and amortization	(867)	(893)	(1,172)	(835)	(858)
Services adjusted EBITDA	$494	$3,838	$(3,554)	$2,045	$(347)

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” is also a non-GAAP measure. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity, book value per share or net income (loss). Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share or Services adjusted EBITDA may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2018	2017
($ in millions)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Total primary new insurance written	$11,664	$14,383	$15,125	$14,342	$10,055

Percentage of primary new insurance written by FICO score
>=740	61.0%	60.4%	61.1%	61.6%	61.3%
680-739	32.6	33.1	32.5	32.6	32.7
620-679	6.4	6.5	6.4	5.8	6.0
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Direct monthly and other premiums	79%	77%	77%	77%	75%
Direct single premiums:
Lender-paid	16%	20%	21%	21%	23%
Borrower-paid (1)	5%	3%	2%	2%	2%

Net single premiums (2)	7%	15%	15%	15%	16%

NIW for purchases	89%	88%	91%	91%	84%
NIW for refinances	11%	12%	9%	9%	16%

LTV
95.01% and above	15.4%	15.4%	14.3%	12.8%	9.2%
90.01% to 95.00%	44.5%	43.9%	45.7%	47.3%	47.3%
85.01% to 90.00%	27.5%	27.4%	28.1%	28.8%	30.3%
85.00% and below	12.6%	13.3%	11.9%	11.1%	13.2%

(1)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(2)

Represents the percentage of direct Single Premium Policies written, after consideration of the Single Premium NIW ceded under the Single Premium QSR Transactions (for NIW after the effective dates of the respective agreements). Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in millions)	2018	2017	2017	2017	2017
Primary insurance in force (1)
Prime	$197,589	$193,949	$189,340	$183,886	$177,702
Alt-A and A minus and below	6,436	6,775	7,201	7,751	8,157
Total Primary	$204,025	$200,724	$196,541	$191,637	$185,859

Primary risk in force (1) (2)
Prime	$50,623	$49,674	$48,516	$47,075	$45,442
Alt-A and A minus and below	1,530	1,614	1,721	1,854	1,952
Total Primary	$52,153	$51,288	$50,237	$48,929	$47,394

Percentage of primary risk in force
Direct monthly and other premiums	69%	69%	69%	69%	69%
Direct single premiums	31%	31%	31%	31%	31%

Net single premiums (3)	19%	19%	24%	25%	25%

Percentage of primary risk in force by FICO score
>=740	59.2%	58.9%	58.8%	58.3%	57.9%
680-739	31.4	31.4	31.3	31.1	31.1
620-679	8.4	8.6	8.8	9.3	9.6
<=619	1.0	1.1	1.1	1.3	1.4
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	9.7%	9.2%	8.6%	8.0%	7.6%
90.01% to 95.00%	53.2	53.2	53.1	52.9	52.6
85.01% to 90.00%	30.2	30.6	31.1	31.7	32.2
85.00% and below	6.9	7.0	7.2	7.4	7.6
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	3.0%	3.3%	3.6%	4.1%	4.4%
2006	2.0	2.1	2.3	2.5	2.8
2007	4.8	5.2	5.6	6.2	6.7
2008	3.2	3.4	3.7	4.2	4.6
2009	0.5	0.6	0.7	0.8	0.9
2010	0.5	0.5	0.6	0.7	0.8
2011	1.2	1.3	1.5	1.7	1.8
2012	5.1	5.5	6.1	6.7	7.4
2013	8.2	8.9	9.8	10.7	11.8
2014	7.9	8.5	9.3	10.2	11.2
2015	13.0	13.8	14.9	16.1	17.3
2016	20.5	21.4	22.5	23.7	25.0
2017	24.5	25.5	19.4	12.4	5.3
2018	5.6	—	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (4)	$1,223	$1,389	$1,137	$1,124	$1,224

See notes on next page.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Notes to table on preceding page,

(1) Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2) Does not include pool risk in force or other risk in force, which combined represent less than 1.0% of our total risk in force for all periods presented.
(3)

Represents the percentage of Single Premium RIF, after giving effect to all reinsurance ceded. Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $2.5 billion in net RIF on Single Premium Policies at December 31, 2017.

(4) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance ("MI") Supplemental Information - Claims and Reserves
Exhibit J (page 1 of 2)

	2018	2017
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Net claims paid: (1)
Prime	$37,142	$37,191	$47,541	$45,562	$52,044
Alt-A and A minus and below	21,416	19,384	26,807	24,286	25,625
Total primary claims paid	58,558	56,575	74,348	69,848	77,669
Pool	1,152	2,458	2,148	1,901	4,180
Second-lien and other	148	(110)	32	(1,937)	78
Subtotal	59,858	58,923	76,528	69,812	81,927
Impact of captive terminations	(36)	—	—	645	—
Impact of commutations (2)	104	26,590	54,956	20,838	161
Total net claims paid	$59,926	$85,513	$131,484	$91,295	$82,088

Average net claims paid: (1) (3)
Prime	$50.0	$49.7	$48.4	$48.2	$50.5
Alt-A and A minus and below	63.0	56.5	56.3	51.0	53.4
Total average net primary claims paid	54.1	51.8	51.0	49.1	51.4
Pool	52.4	102.4	59.7	47.5	49.2
Total average net claims paid	$53.2	$52.3	$51.0	$47.3	$50.9

Average direct primary claims paid (3) (4)	$54.5	$52.2	$51.4	$49.4	$51.6
Average total direct claims paid (3) (4)	$53.6	$52.7	$51.4	$47.6	$51.1

(1)	Net of reinsurance recoveries.
(2)

Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans on which we had Pool Insurance risk. For the three months ended September 30, 2017, primarily includes payments made under the Freddie Mac agreement, as the final settlement date was reached during the quarter.

(3)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries
Mortgage Insurance ("MI") Supplemental Information - Claims and Reserves
Exhibit J (page 2 of 2)

($ in thousands, except primary reserve	March 31,		December 31,		September 30,	June 30,	March 31,
per primary default amounts)	2018		2017		2017	2017	2017

MI Reserve for losses by category
Prime	$274,595		$285,022		$296,885	$318,169	$362,804
Alt-A and A minus and below	158,612		170,873		190,081	209,760	236,916
IBNR and other (1)	17,164		16,021		13,085	69,620	70,651
LAE	13,440		13,349		14,687	15,492	17,551
Reinsurance recoverable (2)	8,953		8,315		7,445	7,341	7,680
Total primary reserves	472,764		493,580		522,183	620,382	695,602
Pool insurance	11,387		12,794		18,630	29,099	28,453
IBNR and other	226		278		14,576	658	603
LAE	318		356		550	843	822
Reinsurance recoverable (2)	21		35		25	30	28
Total pool reserves	11,952		13,463		33,781	30,630	29,906
Total 1st lien reserves	484,716		507,043		555,964	651,012	725,508
Second-lien and other	476		545		524	579	661
Total MI reserves	$485,192		$507,588		$556,488	$651,591	$726,169

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$18,523	(3)	$17,103	(3)	$21,367	$23,185	$24,230

(1)

At June 30, 2017 and prior, primarily related to expected payments under the Freddie Mac Agreement. However, during the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached. Therefore, except for loans with loss mitigation and claims activity already in process, most of the loans subject to the Freddie Mac Agreement were removed from RIF and IIF, because the insurance no longer remains in force.

(2)	Represents ceded losses on captive transactions and quota share reinsurance transactions.
(3)

Includes the impact of reserves and defaults related to areas designated as individual assistance disaster areas by FEMA ("FEMA Designated Areas") associated with Hurricanes Harvey and Irma. Excluding the impact from new defaults received subsequent to Hurricanes Harvey and Irma in these FEMA Designated Areas, this amount would be approximately $21,512 and $20,500 at March 31, 2018 and December 31, 2017, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Default Statistics
Primary Insurance:
Prime
Number of insured loans	925,648	913,408	897,253	879,926	858,248
Number of loans in default	17,887	20,269	15,953	15,664	16,981
Percentage of loans in default	1.93%	2.22%	1.78%	1.78%	1.98%

Alt-A and A minus and below
Number of insured loans	40,661	42,318	45,555	48,953	51,468
Number of loans in default	6,710	7,653	7,873	8,091	8,812
Percentage of loans in default	16.50%	18.08%	17.28%	16.53%	17.12%

Total Primary
Number of insured loans	966,309	955,726	942,808	928,879	909,716
Number of loans in default (1)	24,597	27,922	23,826	23,755	25,793
Percentage of loans in default	2.55%	2.92%	2.53%	2.56%	2.84%

(1)	Included in this amount at March 31, 2018 and December 31, 2017 are 5,780 and 7,051 defaults, respectively, related to the FEMA Designated Areas associated with Hurricanes Harvey and Irma.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - QSR Transactions, Captives and Persistency
Exhibit L

	2018	2017
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Quota Share Reinsurance (“QSR”) Transactions
QSR ceded premiums written (1)	$3,931	$4,219	$4,621	$5,059	$5,457
% of premiums written	1.5%	1.6%	1.7%	1.9%	2.3%
QSR ceded premiums earned (1)	$5,612	$6,439	$6,826	$7,404	$7,834
% of premiums earned	2.2%	2.5%	2.7%	3.1%	3.3%
Ceding commissions written	$1,128	$1,208	$1,323	$1,446	$1,559
Ceding commissions earned (2)	$3,548	$2,924	$2,925	$3,379	$3,894
Profit commission	$—	$—	$—	$—	$—
RIF included in QSR Transactions (3)	$1,135,597	$1,207,426	$1,298,954	$1,393,038	$1,488,972

Single Premium QSR Transactions
QSR ceded premiums written (1) (4)	$15,791	$157,453	$13,248	$13,856	$8,960
% of premiums written	6.1%	59.5%	5.0%	5.3%	3.7%
QSR ceded premiums earned (1)	$10,377	$8,342	$6,771	$6,311	$5,859
% of premiums earned	4.0%	3.2%	2.7%	2.6%	2.5%
Ceding commissions written	$6,621	$41,331	$5,156	$5,134	$3,712
Ceding commissions earned (2)	$5,268	$4,053	$3,536	$3,248	$2,937
Profit commission	$10,693	$7,870	$7,373	$6,682	$5,888
RIF included in Single Premium QSR Transactions (3) (4)	$7,176,662	$6,941,781	$4,286,529	$4,103,410	$3,904,402

Total RIF included in QSR Transactions and Single Premium QSR Transactions	$8,312,259	$8,149,207	$5,585,483	$5,496,448	$5,393,374

1st Lien Captives
Premiums earned ceded to captives	$35	$57	$68	$242	$389
% of total premiums earned	0.1%	0.0%	0.1%	0.1%	0.2%

Persistency Rate (12 months ended) (5) (6)	81.0%	81.1%	80.0%	78.5%	77.1%
Persistency Rate (quarterly, annualized) (5) (6) (7)	84.3%	79.4%	80.4%	82.8%	84.4%

(1)	Net of profit commission.
(2)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2018	2017
($ in thousands)	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Ceding commissions	$(5,812)	$(4,624)	$(4,231)	$(4,064)	$(3,864)
(3)	Included in primary RIF.
(4)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Transaction to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in ceded premiums written of $145.7 million for the fourth quarter of 2017 and an increase of $2.5 billion in ceded RIF at December 31, 2017.

(5)

During the fourth quarter of 2017, the Persistency Rate was reduced by an increase in cancellations of single premium policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(6)

During the third quarter of 2017, the final settlement date under the Freddie Mac Agreement was reached, resulting in a negative impact to the Persistency Rate due to the removal from RIF and IIF of most of the loans subject to the Freddie Mac Agreement.

(7)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and the business prospects of our Services segment;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s ability to remain eligible under the PMIERs and other applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, including: changes imposed by the FHFA that impact the GSEs’ business prospects; the GSEs’ interpretation and application of the PMIERs and the proposed changes to the PMIERs; and the GSEs’ use of alternative forms of credit enhancement;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the persistency rates of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA, U.S. Department of Veterans Affairs and other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied, including interpretations and guidance pertaining to recently enacted tax reform legislation;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the Internal Revenue Service resulting from its examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or in assessing our ability to comply with the proposed PMIERs when implemented;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio, and potential volatility in our Available Assets if proposed changes to the PMIERs requiring us to mark certain of our Available Assets to fair value were to become effective;
  potential future impairment charges related to our goodwill and other intangible assets, and uncertainties regarding our ability to execute our restructuring plans within expected costs;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on dividends and other amounts we may receive from our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz